UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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UFP TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

UFP TECHNOLOGIES, INC.

100 HALE STREET

NEWBURYPORT, MASSACHUSETTS 01950‑3504 USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

of

UFP TECHNOLOGIES, INC.

To Be Held on June 7, 2023

The Annual Meeting of Stockholders of UFP Technologies, Inc. (“we,” “us,” “our,” or the “Company”) will be held on June 7, 2023, at 10:00 a.m., Eastern Daylight Time. There will be no physical meeting location. The Annual Meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/UFPT2023 and entering your 16-digit control number included in your proxy materials or on your proxy card. The Annual Meeting will be for the following purposes:

1.

To elect the seven directors identified as standing for election in the accompanying proxy statement, each to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected;

2.	To vote on a non‑binding advisory resolution to approve the compensation of our named executive officers;

3.

To consider the proposed amendment and restatement of the Company’s Certificate of Incorporation to provide limited exculpation to the Company’s officers, to remove all references to Series A Junior Participating Preferred Stock and to make clarifying technical amendments to certain definitions;

4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023; and

5.	To transact such other business as may properly come before the 2023 Annual Meeting of Stockholders, and at any adjournment or postponement thereof.

The Board of Directors has fixed April 10, 2023 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about May 3, 2023.

You are cordially invited to attend the virtual Annual Meeting.

By Order of the Board of Directors
Christopher P. Litterio Secretary

Newburyport, Massachusetts

April     , 2023

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO VOTE, SIGN, DATE, AND RETURN THE ACCOMPANYING ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE‑PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE VIRTUAL ANNUAL MEETING.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY ON JUNE 7, 2023: This Proxy Statement, our Annual Report for the fiscal year ended December 31, 2022 and the Proxy Card are available at our website, www.ufpt.com/investors/filings.html.

UFP TECHNOLOGIES, INC.

100 HALE STREET NEWBURYPORT, MASSACHUSETTS 01950‑3504 USA

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 7, 2023

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of UFP Technologies, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”) with its principal executive offices at 100 Hale Street, Newburyport, MA 01950‑3504, for use at the Annual Meeting of Stockholders to be held on June 7, 2023, and at any adjournment or postponement thereof (the “Meeting”). The enclosed proxy relating to the Meeting is solicited on behalf of our Board of Directors and the cost of such solicitation will be borne by us. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about May 3, 2023. Certain of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of securities held by them.

Only stockholders of record at the close of business on April 10, 2023 will be entitled to receive notice of, and to vote at, the Meeting. As of that date, there were outstanding and entitled to vote 7,612,970 shares of our Common Stock, $0.01 par value (the “Common Stock”). Each such stockholder is entitled to one vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

Out of an abundance of caution to support the health and well-being of our employees, stockholders, and communities, the Meeting will be held as a virtual meeting only, via a live audio webcast. There will be no physical meeting location. You will be able to attend the meeting online and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/UFPT2023 and entering your 16-digit control number included in your proxy materials or on your proxy card. Even though the Meeting is being held virtually, stockholders will have the ability to participate in, hear others, and ask questions during the Meeting.

The meeting webcast will begin promptly at 10:00 a.m. Eastern Daylight Time on June 7, 2023. Online check-in will begin promptly at 9:45 a.m. Eastern Daylight Time on that date, and you should allow ample time for the online check-in procedures. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual stockholder meeting login page at www.virtualshareholdermeeting.com/UFPT2023.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has a total of seven directors, who were elected to serve until the 2023 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Each nominee, if elected, will serve for a one-year term ending at the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified.

Each nominee has indicated his or her willingness to serve, if elected. It is the intention of the persons named as proxies to vote for the election of the nominees. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. We have no reason to believe that any of the nominees will be unable to serve if elected. The nominees have not been nominated pursuant to any arrangement or understanding with any person.

The following table sets forth certain information with respect to each of our current directors and nominees for director. When used below, positions held with us include positions held with our predecessors and subsidiaries:

					Board Committees
Name	Age	Position	Director Since	Year Term Expires/ Will Expire If Elected	Audit Committee	Compensation Committee	Nominating Committee
R. Jeffrey Bailly	61	President, Chief Executive Officer and Chairman of the Board of Directors	1995	2024
Thomas Oberdorf	65	Director	2004	2024	X		X
Marc Kozin	61	Director	2006	2024		X (Chair)*	X
Daniel C. Croteau†	57	Director	2015	2024		X	X (Chair)
Cynthia L. Feldmann	70	Director	2017	2024	X (Chair)		X
Joseph John Hassett	65	Director	2022	2024		X	X
Symeria Hudson	55	Director	2022	2024	X		X

__________________________________

†         Lead Independent Director

* It is expected that Mr. Hassett will serve as the Chair of the Compensation Committee commencing July 2023.

Mr. Bailly has served as our Chairman since October 2006 and as Chief Executive Officer, President, and a director since January 1, 1995. He joined the Company in 1988 and served as a Division Manager (1989‑1992), General Manager Northeast Operations (1992‑1994), and as our Vice President of Operations (1994‑1995). From 1984 through 1988, Mr. Bailly, a former certified public accountant, was employed by Coopers & Lybrand. Mr. Bailly is a member of Young Presidents’ Organization (YPO Gold). As a result of these and other professional experiences, Mr. Bailly possesses particular knowledge and experience in operations, accounting, finance, mergers and acquisitions, and executive leadership within a manufacturing environment that strengthen the Board’s collective qualifications, skills, and experience.

Mr. Oberdorf has served as one of our directors since 2004. Presently Mr. Oberdorf is Chief Executive Officer and Chairman of SIRVA, Inc. a leading global provider of moving and relocation services to corporations, consumers and governments. From August 2010 through March 2011, Mr. Oberdorf consulted for Orchard Brands, a multi‑channel marketer of men’s and women’s apparel for the 55+ market segment. From December 2008 through August 2010, Mr. Oberdorf was Executive Vice President and Chief Financial Officer of infoGROUP, Inc., which provides business and consumer databases for sales leads and mailing lists, database marketing services, data processing services, e‑mail marketing, market research, and sales and marketing solutions. From June 2006 through 2008, Mr. Oberdorf was Senior Vice President, Chief Financial Officer and Treasurer of Getty Images Inc., the world’s leading creator and distributor of still imagery, footage and multi‑media products, as well as a recognized provider of other forms of premium digital content, including music. From March 2002 through June 2006, Mr. Oberdorf was Senior Vice President, Chief Financial Officer and Treasurer of CMGI, Inc., a supply chain management, marketing distribution and ecommerce solutions company, where he served as a consultant from November 2001 through February 2002. From February 1999 through October 2001, Mr. Oberdorf was Senior Vice President and Chief Financial Officer of Bertelsmann AG’s subsidiary, BeMusic Direct, a direct‑to‑consumer music sales company. From January 1981 through January 1999, Mr. Oberdorf served in various capacities at Readers Digest Association, Inc., most recently as Vice President Global Books & Home Entertainment—Finance. As a result of these and other professional experiences, Mr. Oberdorf possesses particular knowledge and experience in manufacturing and accounting, finance, capital markets, and public company experience that strengthen the Board’s collective qualifications, skills, and experience.

Mr. Kozin has served as a one of our directors since 2006. Mr. Kozin served as President of L.E.K. Consulting from 1997 through 2011 and as a senior Advisor from 2011 through 2018. In December 2020, Mr. Kozin joined the Board of Vascular Biogenics (Nasdaq: VBLT), a late stage oncology company, as Vice Chairman and was appointed Chairman in July 2021. In December 2022, Mr. Kozin transitioned to the Board of Healthcare Royalty Partners from that company’s Strategic Advisory Board where he had been serving as chairperson since January 2013. Previously, Mr. Kozin served on the boards of directors of Isleworth Healthcare Acquisition Corporation, Endocyte (sold to Novartis), OvaScience, Inc (merged with Millendo Therapeutics), Dyax (sold to Shire), Frequency Therapeutics, Flex Pharma, Crunchtime! Information Systems, Medical Simulation Corporation, Brandwise, Lynx Therapeutics, Inc. Assurance Medical, Inc., and Dicerna (sold to Novo Nordisk). As a result of these and other professional experiences, Mr. Kozin possesses particular knowledge and experience in strategic planning and leadership consulting of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

Mr. Croteau has served as one of our directors since December 2015. Presently Mr. Croteau is a member of the Board of Directors of Corza Medical, a private equity-backed company that specializes in high performance wound closure products, biosurgical products and ophthalmic instrumentation. Mr. Croteau served as the CEO of Corza Medical from January of 2021 to January of 2023, when he retired. His prior company, Surgical Specialties Corporation, was acquired in January 2021 and was simultaneously combined with the Tachosil Business from Takeda Pharmaceuticals to form Corza Medical. Mr. Croteau was the Chief Executive Officer of Vention Medical from January 2011 until March 2017, when he resigned in connection with the acquisition of Vention Medical by Nordson Corporation and the divestiture of the Vention Device Manufacturing Services business unit to MedPlast Inc. Vention Medical provides component manufacturing, assembly and design services for disposable medical devices, with fourteen facilities across the United States, Central America, Ireland and Israel. Prior to assuming his role with Vention Medical, Mr. Croteau was President of FlexMedical from July 2005 through December 2010. FlexMedical is the medical division of Flex (Nasdaq: FLEX), which provides manufacturing and supply chain services for disposable medical devices, medical equipment, and drug delivery devices. From July 2004 to June 2005, Mr. Croteau served as the Executive Vice President and General Manager of Orthopedics for Accellent (renamed Lake Region Medical in 2014 and now a division of Integer), a manufacturer of specialty components and finished medical devices used in orthopedic, cardiology, and surgical devices. From August 1999 to June 2004, Mr. Croteau served as an executive at MedSource Technologies, which was merged in June 2004 with UTI Corporation to form Accellent. As Senior Vice President at MedSource Technologies, Mr. Croteau was responsible for sales, marketing, strategy and acquisitions. Prior to entering the medical device industry in 1999, Mr. Croteau spent the majority of his career in various roles at General Electric, and working as a consultant for Booz & Company in Sydney, Australia. Mr. Croteau has a Bachelor of Science degree in mechanical engineering from the University of Vermont and a Master of Business Administration from Harvard Business School. Since May 2019, Mr. Croteau has served on the board of directors of Resonetics, a privately held laser manufacturing services company providing micro components to global medical device companies. From October 2014 to March 2018 and from July 2020 to present, Mr. Croteau also served as a member of the board of directors of Inventus Power, a privately held, global manufacturer of custom battery packs, chargers and portable power supply systems. As a result of these and other professional experiences, Mr. Croteau possesses knowledge and experience in manufacturing and design, particularly in the medical device industry, that strengthen the Board’s collective qualifications, skills and experience.

Ms. Feldmann has served as one of our directors since June 2017. In March 2022, Ms. Feldmann joined the board of Alexandria Real Estate Equities, Inc. (NYSE: ARE), an urban office real estate investing trust focused on collaborative life science, agtech and technology campuses in AAA innovation cluster locations. She serves on the Alexandria board’s Science and Technology Committee. In September 2020, Ms. Feldmann joined the board of Frequency Therapeutics, Inc. (Nasdaq: FREQ), a clinical-stage biotechnology company focused on harnessing the body’s innate biology to repair or reverse damage caused by a broad range of degenerative diseases, and she chairs Frequency’s Audit Committee. Since 2005, Ms. Feldmann has served on the board of directors of STERIS PLC (NYSE: STE), a provider of infection prevention, decontamination, and health science technologies, products and services. She chairs the STERIS Nominating & Governance Committee and previously chaired and is a current member of the Audit Committee. Ms. Feldmann also served from 2003 to January 1, 2018 on the board of directors of Hanger Inc. (NYSE: HNGR), a provider of orthotic and prosthetic services and products, and the largest orthotic and prosthetic managed care network in the U.S. Ms. Feldmann served on the Audit Committee, including as Chair of the Audit Committee, the Compensation Committee and the Quality and Technology Committee of Hanger. Ms. Feldmann currently serves on the board of directors and is a member of the Finance Committee of Falmouth Academy, an academically rigorous, co-ed college preparatory day school for grades 7 to 12. Ms. Feldmann previously served as a director (and chair of the Audit Committee and as a member of the Nominating and Governance, Compensation, and Quality and Technology Committees) of Heartware International, Inc., a Nasdaq-listed medical device company, from 2012 until its acquisition by Medtronic in August 2016. Previously, Ms. Feldmann had a 29-year career in public accounting; she was Partner at KPMG LLP, holding various leadership roles in the firm’s Medical Technology and Health Care & Life Sciences industry groups and was National Partner-in-Charge of the Life Sciences practice for Coopers & Lybrand (now PricewaterhouseCoopers LLP), among other leadership positions she held during her career there. Ms. Feldmann was a founding board member of Mass Medic, a Massachusetts trade association for medical technology companies, where she also served as treasurer and as a member of the board's Executive Committee during her tenure from 1997 to 2001. Ms. Feldmann is a retired CPA. As a result of these and other professional experiences, Ms. Feldmann possesses particular knowledge and experience in accounting, finance, and capital markets, and public company experience particularly in the medical device industry, that strengthen the Board’s collective qualifications, skills and experience.

Mr. Hassett has served as one of our directors since June 2022. Presently Mr. Hassett is Senior Vice President and Chief Operating Officer for the Maxim Business since August 2021 where he leads Analog Devices Inc.’s (“ADI”) strategic and operational focus to integrate Maxim Inc., a $2.5 billion business acquired by ADI in August 2021. Mr. Hassett brings extensive experience as a business leader having run ADI’s largest revenue-generating business, operational expertise leveraging his previous Global Operations & Technology leadership, in addition to his various engineering management roles with ADI. Previously, Mr. Hassett was Senior Vice President, Corporate Integration Management where he led significant efforts in M&A transactions and was responsible for developing strategies that drove the integration of multi-billion-dollar transactions from due diligence to fully integrated entities from December 2020 to July 2021. Previously, Mr. Hassett was Senior Vice President of Industrial and Consumer Group from November 2019 to December 2020 where he led growth initiatives which leverage its extensive franchise capability in measurement, sensing and testing and was Senior Vice President of Global Operations & Technology from May 2015 to November 2019, where he was instrumental in setting and executing our manufacturing strategy and creating a world-class, scalable supply chain to deliver outstanding quality for our customers. Mr. Hassett joined ADI in 1982 after graduating from the University of Limerick where he earned a Bachelor of Science degree in Manufacturing Engineering. Mr. Hassett also holds a Master of Business Administration from the University of Limerick. As a result of these professional experiences, Mr. Hassett possesses particular knowledge and experience in strategic and operational efforts related to merger and acquisition transactions and extensive experience as a global leader in revenue generation, operations, and engineering management that strengthens the Boards collective qualifications, skills and experience.

Ms. Hudson has served as one of our directors since June 2022. Presently, Ms. Hudson is the President and CEO of United Way Miami. Prior to the United Way Miami role, she served as CEO of Chapman Partnership. Ms. Hudson serves as an executive Board Member and on the Governance Committee for MTF Biologics, an Operating Advisor for Revival Healthcare Partners; and Ms. Hudson served as a Board Member for Baxter Foundation. From April 2016 to January 2018, Ms. Hudson was the President of Global Franchises and Innovation for ConvaTec, a $1.8 Billion international medical products and technologies company. From December 2013 to March 2016, Ms. Hudson served in various strategic leadership roles for Baxter, Inc., a $10.7 billion company that develops, manufactures, and markets products providing a broad portfolio of essential renal hospital products including home, acute and in-center dialysis; sterile IV solutions; and infusion systems and devices. Before joining Baxter, Ms. Hudson was the VP of Continuous Improvement & Transformation for Hospira, Inc (now Pfizer), a $4 billion world leader in specialty generic injectable pharmaceuticals, generic acute-care and oncology injectables, integrated infusion therapy devices and medication management solutions. From May 2005 to July 2013, Ms. Hudson served as General Manager of Medication Management Systems, VP of Global Marketing for On-Market Product Strategies Devices, VP of Marketing – US Region Medication Management Systems, and VP of Continuous Improvement and Transformation. Between August 1999 and February 2005, Ms. Hudson served in various leadership roles for Aon Corporation, an $8 billion risk management, retail, reinsurance & wholesale brokerage, claims management, specialty services and human capital consulting services company; and Household International, an $8 billion financial service provider of consumer loans, credit cards, auto finance and credit insurance products in the US, UK and Canada. Ms. Hudson holds a Master of Business Administration from Harvard Business School and a BS from Alabama A&M University. She was recognized as a Top 50 Business Leader of Color in 2015. As a result of these experiences, Ms. Hudson possesses the knowledge and leadership experience, particularly in the medical products and technologies industries that strengthens the Board’s collective qualifications, skills and experience.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. Votes withheld and broker non‑votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “for” votes at the Meeting will be elected as directors. Proxies solicited by the Board will be voted “for” the nominees listed above unless a stockholder has indicated otherwise in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE AS STANDING FOR ELECTION AT THE MEETING, TO SERVE UNTIL THE ANNUAL MEETING OF OUR STOCKHOLDERS IN 2024, AS DESCRIBED ABOVE.

EXECUTIVE OFFICERS

The names of our current executive officers, who are not also members of our Board of Directors, and certain biographical information furnished by them, are set forth below:

Name	Age	Title
Ronald J. Lataille	61	Senior Vice President, Treasurer, and Chief Financial Officer
Mitchell C. Rock	55	President, MedTech
Christopher P. Litterio	60	General Counsel, Secretary, and Senior Vice President of Human Resources
Steven G. Cardin	59	Vice President, Chief Operating Officer, MedTech
Jason Holt	49	Vice President and General Manager, Advanced Components, and Chief Commercial Officer, MedTech

Mr. Lataille joined the Company in November 1997 as our Chief Financial Officer. Prior to joining us, Mr. Lataille served as Vice President, Treasurer and Chief Financial Officer of Little Switzerland, Inc., from 1991 through October 1997. He also served as interim President and Chief Executive Officer of Little Switzerland from October 1994 through October 1995. From 1984 to 1991, Mr. Lataille, a former certified public accountant, was employed by Coopers & Lybrand.

Mr. Rock initially joined the Company in 1991 and served as Director, Sales and Marketing of what was our Moulded Fibre division. From May 1999 through October 2000, Mr. Rock served as Vice President, Sales and Business Development of Esprocket, an internet start up company. Mr. Rock rejoined us in April 2001 as Vice President, Sales and Marketing of what was our Moulded Fibre division and served as our Vice President of Sales and Marketing from May 2002 to June 2014. From June 2014 to June 2021, Mr. Rock served as our Senior Vice President of Sales and Marketing, and from January 1, 2020 to June 2021, Mr. Rock also served as General Manager, Medical. Since June 2021, Mr. Rock has served as President, UFP MedTech. Since 2016, Mr. Rock has also served on the board of directors of Outlook Amusements, Inc., an entertainment company specializing in advice-based products and services.

Mr. Litterio joined the Company in November 2017 as General Counsel and Senior Vice President of Human Resources. From 1989 until 2017, Mr. Litterio was engaged in the private practice of law at Ruberto, Israel & Weiner, PC, a Boston-based law firm, where he focused on complex business litigation and employment law. From 2005 until 2017, he served as the firm’s managing partner, and from 2000 until 2005, he was the chair of the firm’s litigation department.

Mr. Cardin joined the Company in 2019 as Chief Operating Officer of the MedTech business. In June of 2021, the Board of Directors promoted him to Vice President. Prior to joining the Company, Mr. Cardin spent 27 years in a variety of leadership positions in the medical device industry for OEMs and contract manufacturers. From 2017 until 2019, Mr. Cardin served as President of Viant Medical, a Tier 1 contract manufacturer of medical components and devices. Before entering the medical manufacturing field, Mr. Cardin, a graduate of the United States Military Academy, served as a Captain in the United States Army.

Mr. Holt joined the Company in 2018 as General Manager and in June of 2021 was appointed Vice President by the Board of Directors. Mr. Holt is responsible for the Advanced Components portion of the Company’s business, and, since January 2023, is also Chief Commercial Officer, MedTech. From 2004-2018, Mr. Holt held a number of leadership positions at a Fortune 200 company, Illinois Tool Works, where he ultimately became Vice President and General Manager of a $100+ million business unit.

Executive officers are chosen by and serve at the discretion of our Board of Directors.

CORPORATE GOVERNANCE

Corporate Governance Framework

Our Board of Directors has adopted a set of corporate governance guidelines and, as described in further detail below, a Code of Ethics that applies to all directors, officers and employees. The guidelines and Code of Ethics, together with the charters of the standing committees of our Board of Directors, our certificate of incorporation, and bylaws, are the framework of our corporate governance. Our governance materials are available on our website, www.ufpt.com/investors/governance.html.

Meetings of the Board of Directors

Our Board of Directors held four meetings during 2022. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and each committee each such director served on during 2022. All our directors are encouraged to attend our Annual Meeting of Stockholders. All our directors were in attendance at our 2022 Annual Meeting.

Independence, Diversity, Leadership Structure and Board Committees

Independence

Our Common Stock is listed on the NASDAQ Stock Market LLC, or Nasdaq, and Nasdaq’s listing standards relating to director independence apply to us. The Board of Directors has determined that the following current directors are independent under applicable Nasdaq listing standards: Messrs. Croteau, Kozin, Hassett and Oberdorf, and Mses. Feldmann and Hudson. In making its independence determination with respect to Mr. Croteau, the Board of Directors determined that Mr. Croteau’s position through January 2023 as Chief Executive Officer of one of our customers, Corza Medical (formerly Surgical Specialties Corporation), also did not impair his independence.

Diversity

We strive to have the members of our Board of Directors possess a diverse set of skills and background so as to best provide guidance to the management team and oversight to the Company. While the Nominating Committee does not have a formal policy in this regard, the Nominating Committee views diversity broadly to include a diversity of experience, skills and viewpoint, as well as diversity of gender and race. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Skills sought include financial, capital markets, manufacturing, engineering, executive leadership, sales and marketing, organizational growth, human resources and strategic planning. We believe our Board of Directors has a minimum of one director for each of these skills.

Under Nasdaq’s Board diversity rule, approved by the SEC in August 2021, companies listed on Nasdaq’s U.S. exchange are required, subject to a phase-in period and certain exceptions, to (a) publicly disclose board-level diversity statistics using a standardized matrix and (b) have, or explain why they do not have, at least two directors who are diverse, including at least one diverse director who self-identifies as female and at least one diverse director who self-identifies as an underrepresented minority or LGBTQ+. The new rule is aimed at encouraging a minimum board diversity objective for companies and provide stockholders with consistent, comparable disclosures concerning a company’s current board composition.

Under the phase-in transition rules, the Company is required have, or provide an explanation why it does not have, (x) at least one diverse director by August 6, 2023, and (y) at least two diverse directors by August 6, 2026. The table below highlights certain information regarding the current composition of our Board of Directors, as well as our Board of Directors if our current director nominees are elected, as self-identified by the director or director nominee.

Current and Proposed Board Diversity Matrix

Board Size
Total Number of Directors	7
	Male	Female	Non-Binary	Did not Disclose Gender
Gender Identity
Directors	5	2
Number of Directors who Identify in Any of the Categories Below
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	5	1
Two or More Races or Ethnicities
LGBTQ+
Did not Disclose Demographic Background

Leadership Structure

As noted above, our Board of Directors is currently comprised of seven directors, six of whom are independent under applicable standards.

Mr. Bailly has served as Chief Executive Officer and member of the Board since January 1, 1995. He has served as Chairman of the Board since 2006.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. A single leader for both the Company and the Board of Directors eliminates the potential for confusion or duplication of efforts and provides us with clear leadership.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board also believes it is appropriate for the independent directors to elect one independent director to serve as a Lead Independent Director. In addition to presiding at executive sessions of independent directors, the Lead Independent Director has the responsibility to: (1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and (3) perform such other functions as the independent directors may designate from time to time. Mr. Croteau currently serves as the Lead Independent Director, a position he has held since July 2021.

Our overall leadership structure consists of a single individual serving as Chief Executive Officer and Chairman of the Board, with independent and experienced directors making up the majority of our Board and independent oversight provided by our Lead Independent Director.  We believe that this structure is beneficial to us and our stockholders.

Risk Oversight

Our Board of Directors is responsible for providing guidance and overseeing our strategic objectives and corresponding risk management process. The Board focuses on our general risk management strategy, the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board of Directors has delegated to the Audit Committee oversight of certain aspects of our risk management process. Among its duties, the Audit Committee reviews with management (a) our policies with respect to risk assessment and risk management as well as our significant areas of financial risk exposure and (b) steps management has taken to monitor and control such exposure, including our system of disclosure controls and procedures and system of internal controls over financial reporting. Our Audit Committee reviews our environmental, social and governance initiatives, as well as the Company’s information security procedures. Our Compensation Committee also considers and addresses risk as it performs its committee responsibilities. Both committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for day‑to‑day risk management. Our Treasury, Finance, and Internal Audit functions serve as the primary monitoring and testing function for company‑wide policies and procedures and manage the day‑to‑day oversight of the risk management strategy for the ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks we face, and our Board leadership structure supports this approach.

Code of Ethics

Pursuant to Section 406 of the Sarbanes‑Oxley Act of 2002, we have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, and other persons performing similar functions. We also have in place a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees. We require all of our directors, officers and employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our directors, officers, and employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner and otherwise act with integrity. The Code of Ethics for Senior Financial Officers, as amended, is available at our website, www.ufpt.com/investors/governance.html as an attachment to our Code of Business Conduct and Ethics. We intend to satisfy the disclosure requirement under Item 5.05 of Current Report on Form 8‑K regarding an amendment to, or waiver from, a provision of this code by posting such information on our website, at the address specified above.

Environmental, Social & Governance (ESG)

The Company’s Board of Directors unanimously agreed to the establishment of a cross-functional team led by senior executives of the Company to set the sustainability agenda and prioritize Environmental, Social, & Governance (ESG) goals and efforts to where the Company can make the most impact in our communities. The Board further designated oversight responsibility for the Company’s ESG initiatives to the Audit Committee. The Company has an established ESG Committee in response to this directive, and it is working to develop and prioritize the ESG goals and initiatives and incorporate them into the Company’s overall strategy. The Committee is comprised of executives of the Company and a supporting cross-functional team that has worked with external consultants to develop an appropriate ESG framework that identifies appropriate areas of focus and includes metrics that will allow the Company to measure its progress against the ESG goals into the future. Highlights of the Company’s ESG programs, policies and initiatives can be reviewed on the website, https://www.ufpt.com/about/sustainability-esg.html.

Nominating Committee

The Board of Directors has a Nominating Committee, which met on one occasion in 2022, and is currently composed of Messrs. Croteau, Hassett, Kozin and Oberdorf, and Mses. Feldmann and Hudson, each of whom is an independent director under applicable Nasdaq standards. Mr. Croteau serves as Chair. Director nominees are selected by the Nominating Committee. The Nominating Committee operates pursuant to a written charter (the “Nominating Committee Charter”) that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Nominating Committee Charter is available at our website, www.ufpt.com/investors/governance.html. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate’s independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, skills, including financial literacy and experience in the context of the needs of the Board, and concern for the long‑term interests of the stockholders. The Nominating Committee does not assign any particular weight or importance to any one of these factors but rather considers them as a whole. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for election as a director at the 2024 Annual Meeting of Stockholders, it must follow the procedures described in “Stockholder Proposals and Nominations for Director” below.

Compensation Committee

The Board of Directors has a Compensation Committee, which met on five occasions in 2022, and is currently composed of Messrs. Kozin, Croteau and Hassett, each of whom is an independent director under applicable Nasdaq standards. Mr. Kozin serves as the Chair. The Compensation Committee operates pursuant to a written charter (the “Compensation Committee Charter”) that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Compensation Committee Charter is available at our website, www.ufpt.com/investors/governance.html. Under the provisions of the Compensation Committee Charter, the primary functions of the Compensation Committee include determining salaries and bonuses for our executive officers, individuals to whom stock options, and other equity‑based awards are granted, and the terms upon which such grants and awards are made, adopting incentive plans, overseeing risks associated with our compensation policies and practices, evaluating the performance of our executive officers, reviewing with management compensation disclosures to be included in our filings with the Securities and Exchange Commission (“SEC”), and determining director compensation, benefits and overall compensation. The Compensation Committee or the Board of Directors may delegate limited authority to the Chief Executive Officer of the Company or one or more other officers of the Company (each, a “Designated Officer”) to assist the Compensation Committee administer and operate the 2003 Incentive Plan (as amended and restated) and to grant equity-based awards to persons other than a Designated Officer or any person who is an officer (as defined in Rule 16a-1(f)) of the Exchange Act). The Compensation Committee has the sole discretion and express authority to retain and terminate any compensation consultant, including sole authority to approve the consultant’s fees and other retention terms.

For a further description of our determination of executive and director compensation, see “Executive Compensation” below.

Audit Committee

The Board of Directors has an Audit Committee, which met on seven occasions in 2022, and is currently composed of Mses. Feldmann and Hudson and Mr. Oberdorf, each of whom meets the enhanced independence standards for audit committee members set forth in applicable SEC rules and Nasdaq listing standards. Ms. Feldmann serves as Chair. The Audit Committee operates pursuant to a written charter (the “Audit Committee Charter”) that was adopted by the Board of Directors and that complies with currently applicable SEC rules and Nasdaq listing standards. The Audit Committee Charter is available at our website, www.ufpt.com/investors/governance.html. Under the provisions of the Audit Committee Charter, the primary functions of the Audit Committee are to assist the Board of Directors with oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications, independence, appointment, retention, compensation and performance of our registered public accounting firm and (iv) the review and assessment of our system of internal controls and procedures. The Audit Committee is also responsible for overseeing management’s maintenance of “whistle‑blowing” procedures, the review and approval of all related-party transactions and the oversight of certain other compliance matters. See “Report of the Audit Committee” below.

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of three independent directors, each of whom meet the enhanced independence standards for audit committee members set forth in applicable SEC rules and Nasdaq listing standards. Ms. Feldmann and Mr. Oberdorf served on the Audit Committee from the beginning of the fiscal year 2022 through the date of this Proxy Statement, with Ms. Feldmann serving as Chair. Mr. Pierce served on the Audit Committee from January 1, 2022 through June 7, 2022. Ms. Hudson served on the Audit Committee from June 8, 2022 through the date of this Proxy Statement. The Board of Directors had determined that each of Ms. Feldmann and Mr. Oberdorf qualifies as an “audit committee financial expert”, as defined by applicable SEC rules.

The Audit Committee has:

•         Reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2022;

•         Discussed with Grant Thornton, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

•         Received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and discussed with Grant Thornton Grant Thornton’s independence; and

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10‑K for the year ended December 31, 2022 for filing with the SEC.

By the Audit Committee of the Board of Directors:
Cynthia L. Feldmann, Chair Thomas Oberdorf Symeria Hudson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 10, 2023, with respect to the beneficial ownership of our Common Stock by each director, each nominee for director, each named executive officer in the Summary Compensation Table under “Executive Compensation” below, all executive officers and directors as a group, and each person known by us to be the beneficial owner of 5% or more of our Common Stock. This information is based upon information received from or on behalf of the named individuals. Unless otherwise indicated, (i) each person identified possesses sole voting and investment power with respect to the shares listed and (ii) the address for each person named below is: c/o UFP Technologies, Inc., 100 Hale Street, Newburyport, Massachusetts 01950.

Name	Shares of Common Stock Beneficially Owned	Percentage of Class(1)
R. Jeffrey Bailly	366,897	4.82%
Daniel Croteau(2)(3)	24,735	*
Mitchell C. Rock	16,902	*
Ronald J. Lataille	65,501	*
Thomas Oberdorf(2)(3)	50,287	*
Marc Kozin(2)(3)	36,327	*
Cynthia L. Feldmann(2)(3)	16,618	*
Symeria Hudson(2)(3)	2,293	*
Joseph John Hassett(2)(3)	2,293	*
Christopher P. Litterio	11,111	*
Steven G. Cardin	2,443	*
All executive officers and directors as a group (12 persons)(2)(3)(5)	599,066	7.80%

Neuberger Berman Group LLC(4)	706,377	9.28%
1920 Avenues of the Americas New York, NY 10104
Blackrock, Inc (5)	459,978	6.04%
55 East 52nd Street New York, NY 10055
Renaissance Technologies LLC(6)	379,873	4.99%
800 Third Avenue New York, NY 10022

__________________________________

*         Less than one percent

(1)         Based upon 7,612,970 shares of Common Stock outstanding as of April 10, 2023.

(2)         Includes shares issuable pursuant to stock options currently exercisable or exercisable within 60 days after April 10, 2023, as follows: 16,632 for Daniel Croteau, 21,550 for Thomas Oberdorf, 8,670 for Marc Kozin, 12,450 for Cynthia L. Feldmann, 1,646 for Symeria Hudson and 1,646 for Joseph John Hassett.

(3)         Includes 647 shares issuable to each non-employee director within 60 days of April 10, 2023 pursuant to the vesting of stock unit awards.

(4)         Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G filed with the SEC by Neuberger Berman Group, LLC on February 10, 2023. As of December 31, 2022, Neuberger Berman Group LLC had sole voting power over 0 shares, shared voting power over 698,858 shares, sole dispositive power over 0 shares, and shared dispositive power over 706,377 shares.

(5)         Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G filed with the SEC by Blackrock, Inc. on February 1, 2023. As of December 31, 2022, Blackrock, Inc. had sole voting power over 450,667 shares, and sole dispositive power over 459,978 shares.

(6)         Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G/A filed with the SEC by Renaissance Technologies LLC on February 13, 2023. As of December 31, 2022, Renaissance Technologies LLC had sole voting power over 344,773 shares, and sole dispositive power over 379,873 shares.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction and Scope

This Compensation Discussion and Analysis (“CD&A”) is intended to provide context for the disclosures contained in this Proxy Statement with respect to our “named executive officers.” Our named executive officers are determined in accordance with SEC rules. Under such rules, our named executive officers for fiscal 2022 were Messrs. R. Jeffrey Bailly, Ronald J. Lataille, Mitchell C. Rock, Christopher P. Litterio and Steven G. Cardin. The 2022 compensation of our named executive officers is detailed in the tables that follow this section.

Our compensation programs are determined by the Compensation Committee of the Board of Directors, which has the ongoing responsibility for establishing, implementing, and monitoring our executive compensation programs. The Compensation Committee operates in accordance with the Compensation Committee Charter that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Compensation Committee Charter is available at our website, www.ufpt.com/investors/governance.html.

Executive Summary

We are a designer and custom manufacturer of comprehensive solutions for medical devices, sterile packaging, and other highly engineered custom products. We are an important link in the medical device supply chain and a valued outsource partner to many of the top medical device manufacturers in the world. Our single-use and single-patient devices and components are used in a wide range of medical devices and packaging for minimally invasive surgery, infection prevention, wound care, wearables, orthopedic soft goods, and orthopedic implants.

Our industry is fragmented across numerous competing entities. Our ability to compete effectively depends to a large extent on our ability to identify, recruit, develop and retain key management personnel. We believe this requires a competitive compensation structure as compared to other companies of a similar size in the same or similar industries.

The compensation programs for our named executive officers are designed to align compensation objectives with our business strategies and to encourage our executives to focus on creating stockholder value. While it is critical that our compensation programs allow for the recruitment and retention of highly qualified executives, it is also important that these programs are variable in nature such that performance is a key factor in realizing value. Accordingly, our programs combine competitive base salaries with annual cash incentives and long‑term equity incentives. Specifically, we structure our named executive officer compensation to include:

•         Competitive base salary;

•         Stock grant (Chief Executive Officer only);

•         Performance‑based cash incentive bonus;

•         Long‑term incentives in the form of time‑based and time- and performance-based restricted stock awards; and

•         Other common perquisites.

The compensation programs for the named executive officers provide for a fixed dollar value in equity grants that are used to determine the number of time-based and time- and performance-based restricted stock awards granted to each executive officer at the current market price on the date of grant. The intent of this approach is to limit the amount of compensation variability resulting solely from fluctuations in our stock price while still providing variability in compensation based upon the achievement of financial and individual objectives.

Governance Developments

The Compensation Committee and/or the Board of Directors has taken the following steps to promote good corporate governance:

•         Expiration of Rights Plan—Through March 2019, we had a stockholder rights plan designed to protect and enhance the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by our Board of Directors and that would prevent stockholders from realizing the full value of their shares of our common stock. However, the rights may have had the effect of rendering more difficult or discouraging an acquisition; the rights may have caused substantial dilution to a person or group that attempted to acquire us on terms or in a manner not approved by our Board of Directors. On March 13, 2019, our Board of Directors voted not to replace the rights when they expired on March 19, 2019.

•         Declassification of our Board of Directors—In 2020, our Board of Directors and our stockholders approved an amendment to our Certificate of Incorporation to eliminate the classified structure of the Board of Directors and provide for the annual election of directors.

•         No Tax Gross‑ups—We do not provide tax gross‑ups to our named executive officers.

•         Anti‑Hedging Policy—We established a policy prohibiting insider trading practices including the hedging of our stock by our employees, including our executive officers, and directors.

•         Anti-Pledging and Margin Account Policy—We established a policy prohibiting employees from holding our securities in a margin account or pledging our securities as collateral for a loan.

•         No Repricing of Stock Options—Our equity incentive plans prohibit the repricing of stock options or other equity awards without the consent of our stockholders.

•         Buyouts of Underwater Options—Our equity incentive plans prohibit us from buying out underwater stock options from our executive officers.

•         Stock Ownership Guidelines—We have adopted stock ownership guidelines for the named executive officers and independent directors that are described in more detail below.

•         Clawback Policy—We have adopted a clawback policy that is described in more detail below.

•         Independent Compensation Committee—Our Compensation Committee is comprised exclusively of independent directors.

•         Independent Consultants—The independent consultants who provided benchmarking data with respect to the named executive officers do not provide services to us other than at the direction of the Compensation Committee.

Philosophy and Objectives of our Compensation Programs

The primary objectives of our compensation programs are to:

•         Retain executive talent by offering compensation that is commensurate with pay at other companies of a similar size in similar industries, as adjusted for individual factors, and considering the complexity of our business;

•         Safeguard our interests and those of our stockholders;

•         Drive executive performance by having certain components of pay at risk and/or tied to our entity-wide and individual goal performance;

•         Be fair to employees, management and stockholders; and

•         Be well communicated and understood by program participants and stockholders.

The Compensation Committee believes that the most effective compensation program is one that provides a reasonable level of fixed income through competitive base salaries, equity grants and retirement benefits as well as additional rewards for achieving performance targets. The Compensation Committee also believes that these rewards should be in the form of both cash and non‑cash and have some component subject to time‑based vesting as a retention measure. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to profitability targets. We also include time-based and time- and performance‑based restricted stock awards as a significant element of prospective executive compensation, so that the value of a portion of an executive’s compensation is dependent upon both continued, long-term employment and company‑wide performance measures.

Our Decision‑Making Process

The Role of the Compensation Committee—The Compensation Committee oversees the compensation and benefit programs for the named executive officers. The Compensation Committee is comprised solely of independent directors of the Board. The Compensation Committee works closely with management to examine the effectiveness of our executive compensation program. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee Charter, which is available at our website, www.ufpt.com/investors/governance.html.

The Role of Management—The Chief Executive Officer also makes recommendations to the Compensation Committee about the compensation of our other named executive officers. The Compensation Committee considers the Chief Executive Officer’s recommendations before making a final determination of the compensation programs for the named executive officers. The Chief Executive Officer and the other named executive officers may not be present during voting or deliberations on his or her compensation.

In 2022, the Compensation Committee engaged Aon, a national compensation consulting firm, to perform an updated comprehensive comparative market study of the compensation programs offered to peer company executives and directors, and to provide recommendations on the Company’s executive compensation. The Compensation Committee used this information to evaluate and adjust executive and director compensation for fiscal 2022 and plans to use this information thereafter, as well. The competitive assessment done by Aon included a survey of the following 14 companies:

• Accuray, Inc. • AngioDynamics Inc • Anika Therapeutics, Inc. • Atrion Corp • Avanos Medical, Inc.	• CryoLife, Inc. (now Artivion) • Cutera, Inc. • DMC Global, Inc. • Integer Holdings Corp • Lantheus Holdings, Inc.	• Meridian Bioscience, Inc. • OraSure Technologies, Inc. • Orthofix Medical, Inc. • SeaSpine Holdings Corporation

Principal Elements of the 2022 Compensation Program

There were five principal elements of compensation for the named executive officers during fiscal 2022:

•         Base salary;

•         Stock grant (Chief Executive Officer only);

•         Performance‑based cash incentive bonus;

•         Long‑term incentives in the form of time‑based and time- and performance-based restricted stock awards; and

•         Other common perquisites.

Base Salary—The base salaries established by the Compensation Committee for our named executive officers for fiscal 2022 are set forth below.

Named Executive Officer	Annual Base Salary ($)
R. Jeffrey Bailly	$650,000
Ronald J. Lataille	$420,000
Mitchell C. Rock	$420,000
Christopher P. Litterio	$338,000
Steven G. Cardin	$310,000

Base salaries were reviewed by the Compensation Committee in light of the market competitive assessment done by Aon in 2022 and our philosophy of positioning executive compensation at or about the 50% percentile as compared to our peer group companies. Base salaries are reviewed by the Compensation Committee annually and, if appropriate, are adjusted. As detailed below under footnote 1 to the “Summary Compensation Table,” on February 14, 2023, the Compensation Committee approved increases to each of the above base salaries effective January 1, 2023.

Stock Grant— In accordance with the terms of his employment agreement, we annually grant to Mr. Bailly, our Chief Executive Officer, an award of Common Stock as a component of his overall compensation. The objective of this equity component is to greater align the Chief Executive Officer’s interests with those of our stockholders. The stock is typically issued to the Chief Executive Officer in the last two weeks of the fiscal year, assuming we continue to employ the Chief Executive Officer on that date. In 2022, consistent with the terms of his employment agreement, the Chief Executive Officer was granted shares valued at $400,000. See “Employment Contract” below.

Cash Incentive Bonus—In the beginning of 2022, following approval by the Board of Directors of our strategic plan and budget, the Compensation Committee established, at its discretion, performance targets for the named executive officers’ cash incentive bonus. This performance‑based cash bonus was based on the achievement of a combination of financial and individual objectives. Targeted payout levels were expressed as a percentage of base salary and established for each participant. An individual’s bonus components were determined by such individual’s title and/or role. Typically, the financial performance portion of the bonus fluctuates down and up based upon a degree by which our actual results fall short of or exceed the financial objective.

For 2022, the financial objectives, which were established by the Compensation Committee at its meeting on February 15, 2022, were based upon targeted Adjusted Operating Income of $32,821,000. Adjusted Operating Income is operating income as adjusted to disregard (i) non‑recurring restructuring charges related to plant closings and consolidations and (ii) the impact of acquired or disposed of operations during the fiscal year ended December 31, 2022. Actual Adjusted Operating Income was $45,863,786 for fiscal year ended December 31, 2022.

Individual bonus objectives for the named executive officers, other than Mr. Bailly, were designed to reward the achievement of goals related to, among other things, the following: regulatory compliance, achievement of MedTech financial goals, acquisition execution, employee development plans, safety and quality systems and compliance, return on invested capital, successful start-up in Mexico and investor relations. Individual bonus objectives for Mr. Bailly were designed to reward the achievement of goals related to acquisitions, reduced manufacturing costs, safety and quality compliance and return on invested capital.

For 2022, the following cash incentive bonuses were awarded by the Compensation Committee based upon our financial performance as well as the targeted payout levels and individual performance measures for each named executive officer:

R. Jeffrey Bailly—Mr. Bailly’s targeted payout level was 90% of base salary, or $585,000, with $339,300 tied to our financial performance and $245,700 tied to individual goals. The financial component of the incentive bonus for Mr. Bailly fluctuates by 10% of the amount by which the actual Adjusted Operating Income exceeds the targeted Adjusted Operating Income, with a maximum financial component bonus of $700,000. To the extent that actual Adjusted Operating Income is less than 80% of targeted Adjusted Operating Income, the financial component of Mr. Bailly’s incentive bonus is zero. To the extent that actual Adjusted Operating Income equals or exceeds 80% of targeted Adjusted Operating Income but is less than targeted Adjusted Operating Income, the financial component of Mr. Bailly’s incentive bonus is determined as $169,650 (half of the targeted bonus) plus 2.58% of the amount by which actual Adjusted Operating Income exceeds 80% of targeted Adjusted Operating Income. Based upon our financial performance as well as an assessment of his performance for fiscal 2022, Mr. Bailly was awarded a total performance-based bonus amount of $944,800. In addition, based upon the Company’s extraordinary performance in 2022, Mr. Bailly was awarded a discretionary bonus of $300,000, as well as Stock Options with a value of $300,000.

Ronald J. Lataille—Mr. Lataille’s targeted payout level was 45% of base salary, or $189,000. Based upon our financial performance as well as an assessment of his performance for fiscal 2022, Mr. Lataille was awarded a total bonus amount of $381,542.

Mitchell C. Rock—Mr. Rock’s targeted payout level was 45% of base salary, or $189,000. Based upon our financial performance as well as an assessment of his performance for fiscal 2022, Mr. Rock was awarded a total bonus amount of $384,042.

Christopher P. Litterio—Mr. Litterio’s targeted payout level was 40% of base salary, or $135,200. Based upon our financial performance as well as an assessment of his performance for fiscal 2022, Mr. Litterio was awarded a total bonus amount of $247,321.

Steven G. Cardin— Mr. Cardin’s targeted payout level was 35% of base salary, or $108,500. Based upon our financial performance as well as an assessment of his performance for fiscal 2022, Mr. Cardin was awarded a total bonus amount of $173,064, of which $108,500 was paid in cash and $64,564 was paid in the Company’s common stock.

Long‑term Incentives—it is our philosophy and that of the Compensation Committee to provide executives with long‑term incentives and, thus, align their financial interests with those of our stockholders. We maintain a stock unit award program for the named executive officers under the 2003 Incentive Plan, as amended and restated (the “2003 Incentive Plan”). On March 14, 2023, the Compensation Committee of the Company’s approved certain amendments to the 2003 Incentive Plan. The amendments, among other things, increased the aggregate maximum of Cash Performance Awards (as defined in the 2003 Incentive Plan) from $1,000,000 to $2,000,000 that may be paid to any individual pursuant to the 2003 Incentive Plan. The stock unit awards represent a right to receive shares of our Common Stock in varying amounts based on our achievement of certain financial performance objectives and time‑based vesting requirements. For 2022, the following stock unit awards were approved by our Compensation Committee for grant to our named executive officers:

	Threshold(1)(2)		Target Adjusted Operating Income of $32,821,000(1)(2)		Exceptional Adjusted Operating Income of $37,744,150(1)(2)
	Number of shares	Grant Date Value	Number of shares	Grant Date Value	Number of shares	Grant Date Value
R. Jeffrey Bailly	7,075	$526,733	7,075	$526,733	7,075	$526,734
Ronald J. Lataille	3,158	$235,150	1,579	$117,575	1,579	$117,575
Mitchell C. Rock	3,158	$235,150	1,579	$117,575	1,579	$117,575
Christopher P. Litterio	1,478	$110,000	739	$55,000	739	$55,000
Steven G. Cardin	1,007	$75,000	504	$37,500	504	$37,500

__________________________________

(1)

The “Threshold” stock unit awards are subject to time vesting only. The “Target” and “Exceptional” stock unit awards are also subject to financial performance objectives, established by the Compensation Committee as the achievement of 100% and 115%, respectively, of our targeted Adjusted Operating Income for 2022 of $38,821,000. Based upon our achievement of $45,863,786 in actual Adjusted Operating Income for 2022, the Compensation Committee determined that both the Target goal and the Exceptional goal had been fully achieved. Accordingly, each named executive officer earned the number of stock unit awards set forth next to his name in the “Threshold”, “Target” and “Exceptional” columns above.

(2)

One‑third of these awards vested on March 1, 2023, one‑third of these awards vest on March 1, 2024 and one‑third of these awards vest on March 1, 2025, provided that we continuously employ the recipient through each such vesting date (except as set forth below) and the corresponding financial performance requirements are met. Except in the case of Mr. Bailly, any unvested stock unit awards shall terminate upon the cessation of a recipient’s employment with us. With respect to Mr. Bailly, in the event of a cessation of employment by us without Cause or by Mr. Bailly for Good Reason (as such terms are defined in his stock unit award agreement), all earned but unvested stock unit awards shall become immediately vested, regardless of such cessation of employment. In the event we undergo a Change in Control (as defined in the stock unit award agreement evidencing the award) all earned but unvested stock unit awards held by each of the named executive officers shall become fully vested immediately prior to the effective date of such Change in Control.

Other Practices, Policies & Guidelines

Stock Ownership Guidelines—we have adopted stock ownership guidelines for the named executive officers and independent directors. Under our stock ownership guidelines the Board has established a goal that (i) within five years after joining the Board, each non‑employee director beneficially own shares of our stock valued at three times his or her annual base cash retainer fee, (ii) within five years after being appointed to his or her position, the Chief Executive Officer beneficially own shares of our stock valued at three times his or her base salary, and (iii) within five years after being appointed to his or her position, the other named executive officers beneficially shares of our stock valued at one times his or her base salary.

Claw-back Policy—we have adopted a policy that if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, within the meaning of Section 304 of the Sarbanes‑Oxley Act of 2002, our Chief Executive Officer and Chief Financial Officer shall reimburse us for any incentive bonus, or other incentive award or any equity award or profit earned from the sale of our securities, during the twelve‑month period in which the financial statements applied.

Employee, Officer and Director Hedging—our personnel are prohibited from engaging in any of the following activities with respect to our securities: (a) hedging or other similar arrangements with respect to our securities, including, without limitation, (i) short sales and (ii) buying or selling puts or calls (excluding options we have granted); and (b) holding our securities in a margin account or pledging our securities as collateral for a loan.

Deferred Compensation Plan—in 2006, we implemented the UFP Technologies Executive Nonqualified Excess Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, named executive officers and other key employees are eligible to defer up to 90% of base salary and 100% of bonus and/or commissions into the plan. Investments of the deferrals are directed by the participants and returns on the deferrals are determined accordingly. Employer contributions into the Deferred Compensation Plan are discretionary and determined by the Compensation Committee. No employer contributions were made in 2022.

Supplemental Disability Insurance—named executive officers receive long‑term disability insurance coverage to supplement our group long‑term disability plan. The objective is to provide named executive officers with sufficient coverage to replace a significant portion of their wages in the event of disability. We pay the premiums, which amounted to approximately $42,460 in the aggregate for all named executive officers in 2022.

Profit Sharing/401(k) Plan—all employees of UFP Technologies, Inc., including named executive officers, who meet certain criteria are eligible to participate in the UFP Technologies, Inc. 401(k) Plan (the “401(k) Plan”). For 2022, the Company matched employee deferrals at a discretionary rate, which was 50% of employee deferrals up to a maximum of 2% of an employee’s eligible wages in 2022.

Perquisites—we provide welfare benefits to our named executive officers with officer contributions consistent with contributions to other UFP employees. The Chief Executive Officer is also eligible for additional perquisites including club and marina fees, life insurance and company-paid tax preparation fees. These Chief Executive Officer perquisites are offered principally to facilitate the Chief Executive Officer’s role as our representative within the community, and to entertain customers.

Policy on Equity‑Based Award Timing and Pricing

Our Board of Directors adopted a policy whereby equity‑based awards are only to be granted by majority vote of members of the Compensation Committee at a committee meeting. Our 2003 Incentive Plan establishes fair market value as the closing price on the date of grant of any equity security, including stock options, granted pursuant to such plan.

Stockholder Advisory Vote on Executive Compensation

In reviewing our 2022 compensation decisions and policies, we considered the results of our stockholders’ advisory vote to approve executive compensation, which was conducted at our 2022 annual meeting of stockholders. In the proxy statement provided to stockholders in connection with our 2022 annual meeting, our Board of Directors recommended that stockholders vote in favor of this proposal. The affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the 2022 annual meeting was required for advisory approval of this proposal. Over 91% of such shares were voted to approve, on an advisory basis, our executive compensation. We considered this vote as supportive of our compensation decisions and policies.

Compensation Committee Interlocks and Insider Participation

From January 1, 2022 through June 7, 2022, the Compensation Committee was comprised of Lucia Luce Quinn, Marc Kozin and Daniel C. Croteau. From June 8, 2022 through December 31, 2022, the Compensation Committee was comprised of Marc Kozin, Daniel C. Croteau and Joseph John Hassett. None of the members of the Compensation Committee were an employee or a current or former officer of the Company during such period. None of the Compensation Committee members had a relationship with the Company requiring disclosure during their service on the Compensation Committee.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company and, based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors:
Marc Kozin, Chair Daniel C. Croteau Joseph John Hassett

EXECUTIVE COMPENSATION

The following tables present information regarding compensation of each of the named executive officers for services rendered in fiscal years 2022, 2021 and 2020. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)(1)	Discretionary Bonus(2)	Stock Awards($)(3)	Non Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
R. Jeffrey Bailly	2022	$650,000	$600,000	$1,980,200	$944,800	$125,557	$4,300,557
President, Chief Executive Officer	2021	$615,000	—	$1,145,947	$733,200	$125,354	$2,619,501
	2020	$600,000	—	$633,370	$299,500	$132,510	$1,665,380

Ronald J. Lataille	2022	$420,000	—	$470,300	$381,542	$26,474	$1,298,316
Senior Vice President, Treasurer,	2021	$370,000	—	$308,531	$180,000	$20,111	$878,642
and Chief Financial Officer	2020	$360,000	—	$137,500	$85,500	$26,578	$609,578

Mitchell C. Rock	2022	$420,000	—	$470,300	$384,042	$25,921	$1,300,263
President, MedTech	2021	$355,000	—	$308,531	$171,000	$19,556	$854,087
	2020	$345,000	—	$137,500	$81,300	$26,023	$589,823

Christopher P. Litterio	2022	$338,000	—	$220,000	$247,321	$21,915	$827,236
General Counsel, Secretary, and	2021	$293,000	—	$151,892	$128,000	$15,551	$588,443
Senior Vice President of Human Resources	2020	$285,000	—	$75,000	$66,500	$22,018	$448,518

Steven G. Cardin	2022	$310,000	—	$214,564	$108,500	$19,633	$652,697
Vice President, Chief Operating Officer,	2021	$295,000	—	$113,920	$110,000	$8,630	$527,550
MedTech	2020	$285,000	—	$30,000	$75,000	$8,401	$398,401

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(1)         On February 14, 2023, based upon the market competitive assessment performed by Aon in 2022, the Compensation Committee approved increases in the base salaries of Messrs. Bailly, Lataille, Rock, Litterio and Cardin to $680,000, $440,000, $440,000, $355,000 and $325,000, respectively, effective January 1, 2023.

(2)         Represents a discretionary bonus of $300,000 earned in 2022 that was paid in March 2023, as well as stock options with a value of $300,000. With respect to the stock options, on February 14, 2023, the Compensation Committee granted stock options to Mr. Bailly to purchase up to an aggregate of 7,935 shares of the Company’s common stock, consisting of 1,792 incentive stock options and 6,143 non-qualified stock options (each, a “2023 Bailly Option” and, collectively, the “2023 Bailly Options”). The exercise price of each Option is $111.54 per share and each 2023 Bailly Option has a term of five years. The 2023 Bailly Options are exercisable as follows: (i) 50% of the shares subject to each 2023 Bailly Option are exercisable on March 1, 2024 and (ii) the remaining 50% of the shares subject to each 2023 Bailly Option are exercisable on March 1, 2025.

(3)         The amounts included in the “Stock Awards” column represent the grant date fair value of stock unit awards granted to the named executive officers. Amounts shown do not reflect compensation actually received by the named executive officer nor does it necessarily reflect the actual value that will be recognized by the named executive officer. Instead, the amount shown is the grant date fair value of restricted stock granted to the named executive officer computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation. The assumptions used to calculate the value of restricted stock awards are set forth under Note 1(l)—Share‑Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2022. The grant date fair value is based upon the probable outcome of the performance conditions applicable to each award. Because the maximum share payout was earned as actual Adjusted Operating Income exceeded 115% of targeted Adjusted Operating Income, the grant date fair value of all stock awards granted in 2022 to each named executive officer was as follows: for Mr. Bailly, $1,580,200; for Mr. Lataille, $470,300; for Mr. Rock, $470,300; for Mr. Litterio $220,000 and for Mr. Cardin, $150,000. In the case of Mr. Bailly, the amount also includes a grant of 3,494 shares of Common Stock issued on December 15, 2022 at the closing price of $114.47 on that date with a grant date fair value of $400,000. In the case of Mr. Cardin, the amount also includes a grant of 579 shares of Common Stock issued on February 14, 2023 at the closing price of $111.54 on that date with a grant date fair value of $64,566, for a portion of his performance-based incentive bonus that he chose to have paid in Company stock.

(4)         Represents performance‑based incentive bonuses earned in 2022, 2021 and 2020 that were paid in March 2023, 2022 and 2021, respectively.

(5)         Represents our payments for (i) 2022, 2021 and 2020, respectively, of tax preparation fees and club and marina fees for Mr. Bailly (club and marina fees in the amount of $27,515 in 2021); (ii) company-paid life insurance premiums for Mr. Bailly in the amount of $77,160 in each of 2022, 2021 and 2020 and (iii) car allowances, supplemental disability premiums, excess personal liability insurance premiums and 401(k) contributions for each of the named executive officers in 2022, 2021 and 2020.

Employment Contract

On October 8, 2007, we entered into an employment agreement with Mr. Bailly, our President and Chief Executive Officer and the Chairman of our Board of Directors. The employment agreement is terminable by either party at any time, as provided below. On March 2, 2011, the employment was amended. Pursuant to the terms of the amendment, effective January 1, 2012, Mr. Bailly’s annual salary increased from not less than $300,000 to not less than $350,000, and the Annual Stock Grant Award (as defined below) changed from 25,000 shares of our Common Stock to $300,000 worth of shares of our Common Stock. On February 18, 2013 the employment agreement was again amended to provide that effective January 1, 2013, Mr. Bailly’s annual salary increased from not less than $350,000 to not less than $450,000, and the Annual Stock Grant Award changed from $300,000 worth of shares of our Common Stock to $400,000 worth of shares of our Common Stock. The amendment also eliminated the income tax gross‑up on the Annual Stock Grant Award contemplated by the original employment agreement.

As amended, the employment agreement provides that Mr. Bailly will receive a minimum annual salary of $450,000 and consideration for discretionary bonuses. Pursuant to the agreement, Mr. Bailly will receive an annual stock grant award (the “Annual Stock Grant Award”) each year entitling him to receive on or before December 31 (the “Issue Date”) of each year an aggregate of $400,000 worth of shares of our Common Stock, provided that Mr. Bailly remains employed with us through the Issue Date of each such year. Annual Stock Grant Awards are to be made under our 2003 Incentive Plan.

Mr. Bailly’s employment agreement prohibits him from competing with us for a period of eighteen months following the termination of his employment for any reason. The employment agreement provides Mr. Bailly with certain other benefits, including the opportunity to participate in our stock plans, fringe benefit plans and other employment benefits as may be generally available to our senior executives, as well as for the direct payment or reimbursement of tax preparation fees, a car allowance, certain dues and fees relating to club memberships and other fringe benefits.

Under the terms of his employment agreement, if (i) if we terminate Mr. Bailly’s employment without Cause (as defined in the agreement), (ii) Mr. Bailly terminates his employment for Good Reason (as defined in the agreement), or (iii) Mr. Bailly voluntarily terminates his employment within six months of our Change in Control (as defined in the agreement), then we are required to pay Mr. Bailly a lump sum amount equal to three times his average annual compensation for the two years preceding such termination. The employment agreement defines “average annual compensation” as including aggregate base salary, the Annual Stock Grant Award, and bonus compensation earned in such years. However, any termination payment to Mr. Bailly shall be limited to an amount that would not result in the imposition of an excise tax or denial of a tax deduction for us under the tax code’s golden parachute rules. The agreement also provides that in the event of (i) our Change in Control or (ii) our termination of Mr. Bailly’s employment without Cause, or by Mr. Bailly for Good Reason, then (x) any shares in the Annual Stock Grant Award not issued to Mr. Bailly to which he would otherwise be entitled as of the next Issue Date following such Change in Control or such termination will be immediately issued to him and (y) any of Mr. Bailly’s other earned but unvested Stock Rights (as defined in the employment agreement) will immediately vest in full. If Mr. Bailly’s employment is terminated by us without Cause, or if Mr. Bailly terminates his employment with us for Good Reason, we will continue to pay Mr. Bailly’s health insurance for up to thirty‑six months.

Grants of Plan-Based Awards—2022

		Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock and Option Awards ($)(1)
R. Jeffrey Bailly(2)(3)	2/15/2022	7,075	14,150	21,225	—	—	—	$1,580,200
R. Jeffrey Bailly(4)	12/15/2022	—	—	—	3,494	—	—	$400,000
Ronald J. Lataille(2)(3)	2/15/2022	3,158	4,737	6.316	—	—	—	$470,300
Mitchell C. Rock(2)(3)	2/15/2022	3,158	4,737	6.316	—	—	—	$470,300
Christopher P. Litterio(2)(3)	2/15/2022	1,478	2,217	2,956	—	—	—	$220,000
Steven G. Cardin(2)(3)	2/15/2022	1,007	1,511	2,015	—	—	—	$150,000

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(1)         Amount shown does not reflect compensation actually received by the named executive officer nor does it necessarily reflect the actual value that will be recognized by the named executive officer. Instead, the amount shown is the grant date fair value of restricted stock and stock options granted to the named executive officer computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation. The assumptions used to calculate the value of restricted stock awards and stock options are set forth under Note 1(l)—Share‑Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2022.

(2)         Reflects grants of stock unit awards to the named executive officers pursuant to our 2003 Incentive Plan. These stock unit awards are subject to a (i) time‑based vesting requirement and (ii) our financial performance objectives, which are discussed in footnote 3 below and above under “Compensation Discussion and Analysis.” One‑third of these awards vested on March 1, 2023, one‑third of these awards vest on March 1, 2024 and one‑third of these awards vest on March 1, 2025, provided that the recipient remains continuously employed by us through each such vesting date and, for the amounts disclosed under the target and maximum columns, the corresponding financial performance requirement is met. Recipients of the stock unit awards will have no rights as stockholders, including, without limitation, the right to vote or to receive dividends, until and to the extent such stock unit awards have vested and the issuance of the shares of Common Stock in respect of the stock unit awards has been appropriately evidenced. Except in the case of Mr. Bailly, any unvested stock unit awards shall terminate upon the cessation of a recipient’s employment with us. With respect to Mr. Bailly, in the event of a cessation of employment by us without Cause or by Mr. Bailly for Good Reason (as such terms are defined in his stock unit award agreement), all earned but unvested stock unit awards shall become immediately exercisable, regardless of such cessation of employment. In the event of our Change in Control (as defined in the stock unit award agreement evidencing the award) on or after January 1, 2023, all earned but unvested stock unit awards held by each of the named executive officers shall become fully vested immediately prior to the effective date of such change in control.

(3)         The Threshold stock unit awards are subject to time vesting only. The Target and Maximum stock unit awards are also subject to financial performance objectives, established by the Compensation Committee as the achievement of 100% and 115%, respectively, of our targeted Adjusted Operating Income for fiscal 2022 of $32,821,000. The amounts in Threshold, Target and Maximum columns are cumulative; the “Target” award amount includes the full amount of the “Threshold” award amount, and the “Exceptional” award amount includes the full amount of both the “Threshold” and “Target” Amounts. Based upon our achievement of $45,863,786 in actual Adjusted Operating Income for our 2022 fiscal year, the Compensation Committee determined that both the Target goal and the Maximum goal had been fully achieved. Accordingly, each named executive officer earned the number of stock unit awards set forth next to his name in the Maximum columns above.

(4)         In accordance with the terms of Mr. Bailly’s employment agreement, these shares were approved for Mr. Bailly by the Compensation Committee on February 15, 2022 and granted and issued on December 15, 2022, valued at $114.47 per share, the closing price of the Common Stock on the date of issuance. The grant was for a fixed dollar amount of $400,000, with the number of shares to be determined on the date of issuance based upon the closing price on that date.

Outstanding Equity Awards at Fiscal 2022 Year‑End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
R. Jeffrey Bailly	—	—	—	—	40,168	(4)	$4,735,406
Ronald J. Lataille	—	—	—	—	14,755	(5)	$1,739,467
Mitchell C. Rock	—	—	—	—	14,755	(5)	$1,739,467
Christopher P. Litterio	—	—	—	—	7,371	(6)	$868,967
Steven G. Cardin	—	—	—	—	3,648	(7)	$430,063

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(1)         Exercise prices for all options granted to the named executive officers represent the closing price of the Common Stock on the date of grant.

(2)         Represents unvested stock unit awards granted pursuant to our 2003 Incentive Plan.

(3)         The market value of the stock unit awards that have not vested is calculated using the closing price of the Common Stock at the end of our last completed fiscal year. Accordingly, this value was determined based on the closing price of the Common Stock as of December 30, 2022, which was $117.89.

(4)         Includes (i) 19,395 stock unit awards that vested on March 1, 2023, (ii) 13,696 stock unit awards that vest on March 1, 2024 and (iii) 7,077 stock unit awards that vest on March 1, 2025.

(5)         Includes (i) 7,530 stock unit awards that vested on March 1, 2023, (ii) 5,119 stock unit awards that vest on March 1, 2024 and (iii) 2,106 stock unit awards that vest on March 1, 2025.

(6)         Includes (i) 3,868 stock unit awards that vested on March 1, 2023, (ii) 2,517 stock unit awards that vest on March 1, 2024 and (iii) 986 stock unit awards that vest on March 1, 2025.

(7)         Includes (i) 1,589 stock unit awards that vested on March 1, 2023, (ii) 1,388 stock unit awards that vest on March 1, 2024 and (iii) 671 stock unit awards that vest on March 1, 2025.

Option Exercises and Stock Vested—2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
R. Jeffrey Bailly	—	—	15,654	$1,048,818
Ronald J. Lataille	—	—	6,812	$456,404
Mitchell C. Rock	—	—	6,812	$456,404
Christopher P. Litterio	—	—	4,270	$286,090
Steven G. Cardin.	—	—	1,047	$71,669

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(1)         On March 1, 2022, previously issued stock unit awards covering 15,654, 6,812, 6,812, 4,270, and 917 shares of our Common Stock vested in full for each of Messrs. Bailly, Lataille, Rock, Litterio and Cardin, respectively. The value realized upon the vesting of the stock unit awards is based upon the closing price of $67.00 on March 1, 2022. On June 3, 2022, previously issued stock unit awards covering 130 shares of our Common Stock vested in full for Mr. Cardin. The Value realized upon the vesting of the stock unit awards is based upon the closing price of $78.69 on June 3, 2022.

(2)         Value realized is calculated based on the number of shares vested multiplied by the closing price of our Common Stock on the date of vesting. This calculation does not account for shares withheld for tax purposes, but rather, represents the gross value realized.

Nonqualified Deferred Compensation—2022

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2022 ($)(3)
R. Jeffrey Bailly	$50,000	—	$(161,922)	—	$521,412
Ronald J. Lataille	—	—	—	—	—
Mitchell C. Rock	—	—	$(67,619)	—	$910,485
Christopher P. Litterio	—	—	—	—	—
Steven G. Cardin	$126,295	—	$(58,240)	—	$279,285

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(1)         Represents amounts contributed into the Deferred Compensation Plan by each named executive officer. Such amounts are included in the Summary Compensation Table in the “Salary” column for 2022.

(2)         These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(3)         The following amounts are included in the fiscal year-end balance and previously were reported as compensation to the following officers in the Summary Compensation Table: Mr. Bailly, $391,868; Mr. Rock, $340,341; and Mr. Cardin, $281,609.

Potential Payments upon Termination or Change of Control and Severance Plans

Mr. Bailly may be entitled to payment upon his termination or upon our change of control. Under the terms of his employment agreement, if (i) we terminate Mr. Bailly’s employment without Cause (as defined in the agreement), (ii) Mr. Bailly terminates his employment with us for Good Reason (as defined in the agreement), or (iii) Mr. Bailly voluntarily terminates his employment within six months of a Change in Control (as defined in the agreement), then we are required to pay Mr. Bailly a lump sum amount equal to three times his average annual compensation for the two years preceding such termination. The employment agreement defines “average annual compensation” as including aggregate base salary, the Annual Stock Grant Award, and bonus compensation earned in such years. However, any termination payment to Mr. Bailly shall be limited to an amount that would not result in the imposition of an excise tax or denial of a tax deduction for us under the tax code’s golden parachute rules. Accordingly, assuming the triggering event occurred on December 31, 2022, Mr. Bailly would have been entitled to receive a lump sum payment of $6,064,500. Additionally, if we terminate Mr. Bailly without Cause or if he terminates his employment for Good Reason, he is also entitled to extended health insurance benefits for a period of up to thirty‑six months. Assuming a December 31, 2022 triggering date, Mr. Bailly would have been entitled to receive health insurance benefits valued at $28,683. The agreement also provides that in the event of (i) our Change in Control or (ii) our termination of Mr. Bailly’s employment without Cause, or by Mr. Bailly for Good Reason, then (x) any shares in the Annual Stock Grant Award not issued to Mr. Bailly to which he would otherwise be entitled as of the next Issue Date following such Change in Control or such termination will be immediately issued to him and (y) any of Mr. Bailly’s other earned but unvested Stock Rights (as defined in the employment agreement) will immediately vest in full. Assuming a December 31, 2022 triggering date, Mr. Bailly would have been entitled to receive vested equity valued at $3,067,262 calculated based on the closing price of the Common Stock as of December 30, 2022, which was $117.89.

Each of the outstanding stock unit awards between the Company and Messrs. Lataille, Rock, Litterio and Cardin become vested upon a change of control, as defined in our 2003 Incentive Plan, provided that such officer was employed as of the date immediately prior to the effective date of such change in control. Subject to attainment of the performance objectives contained in each award, the stock unit awards will vest at the applicable threshold, target and maximum amounts. Assuming a December 31, 2022 triggering date, Messrs. Lataille, Rock, Litterio and Cardin would have been entitled to receive vested equity valued at $1,367,170, $1,367,170, $694,726 and $311,230 respectively, calculated based on the closing price of the Common Stock as of December 30, 2022, which was $117.89.

In September 1993, we adopted a policy that all executive officers not otherwise a party to an employment agreement with us will receive a severance benefit should we terminate the employee’s employment other than for cause in connection with our change in control, in the form of a base salary continuation for a period equal to the sum of (i) four months plus (ii) one month for each year of service with us up to a maximum of 18 months. Accordingly, assuming termination on December 31, 2022, such named executive officers would have been entitled to the following payments:

Name	Severance Payment ($)
Ronald J. Lataille	$630,000
Mitchell C. Rock	$630,000
Christopher P. Litterio	$253,500
Steven G. Cardin	$180,833

Equity Compensation Plan Information

The following table discloses the securities authorized for issuance under our stock incentive plans as of December 31, 2022.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted‑average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	190,523	$39.98	870,615
Equity compensation plans not approved by security holders	—	—	—
Total	190,523	$39.98	870,615

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(1)	Includes our 2003 Incentive Plan and 2009 Non‑Employee Director Stock Incentive Plan.

CEO Pay Ratio

In accordance with rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to Mr. Bailly, our President and CEO. We identified the median employee based on the year-to-date gross pay of our full-time, part-time, seasonal and temporary employees as of October 7, 2022. The only assumptions, adjustments, or estimates that we made to year-to-date gross pay was annualizing the gross pay for any full-time and part-time employees who were not employed for the entire year. We believe that this is a consistently applied compensation measure to identify the median employee. The adjusted gross pay for all employees, other than Mr. Bailly, were ranked highest to lowest in order to determine the median employee. For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation were calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K. The annual total compensation for the median employee selected in this analysis was $5,782. The annual total compensation for 2022 for Mr. Bailly was $4,300,557 as reported under the heading “Summary Compensation Table.” For 2022, the ratio of the median employee’s annual total compensation to Mr. Bailly’s annual total compensation was 744:1. In accordance with the SEC rules, the CEO pay ratio calculation included 1,435 employees from Costa Rica and the Dominican Republic, where such wages, on average, are lower than that of our US employees. If our Costa Rica and Dominican Republic based employees were excluded from such calculation, the CEO pay ratio would have been 108:1.

Pay Versus Performance

The following table illustrates certain information about executive compensation for the Company’s Principal Executive Officer (“PEO”) and other named executive officers (NEOs) as well as certain performance measures against which compensation information can be compared. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K of the Exchange Act and does not necessarily reflect value actually realized by our NEOs or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. Please refer to the “Compensation Discussion and Analysis” for a discussion of our executive compensation program, its objectives, and the ways in which we align executive compensation with Company performance.

					Value of initial fixed $100 investment based on:
Year	Summary compensation table total for PEO	Compensation actually paid to PEO	Average summary compensation table total for non-PEO named executive officers	Average compensation actually paid to non-PEO named executive officers	Total shareholder return	Peer group total shareholder return	Net income	Adjusted Operating Income (1)
2022	$4,300,557	$7,537,092	$1,019,628	$1,818,787	$237.60	$92.94	$41,789,243	$45,862,786
2021	$2,619,501	$4,461,268	$712,181	$1,183,984	$141.62	$106.69	$15,885,720	$21,364,112
2020	$1,665,380	$2,056,464	$460,442	$557,268	$93.93	$99.30	$13,368,880	$16,731,467

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(1)         Adjusted Operating Income is operating income as adjusted to disregard (i) non‑recurring restructuring charges related to plant closings and consolidations and (ii) the impact of acquired or disposed of operations.

DIRECTOR COMPENSATION

From July 1, 2021 through June 30, 2022, our non‑employee directors annually received: (i) a retainer of $115,000, with a $45,000 cash component and a $70,000 equity component, payable 50% in the form of restricted stock unit awards (“RSU’s”) that vest on May 31 of the following year and 50% in the form of stock options that become exercisable on May 31 of the following year, (ii) an audit committee retainer of $9,000 in cash, with an additional $11,000 for the non‑employee director serving as audit committee chair, (iii) a compensation committee retainer of $6,000 in cash, with an additional $9,000 for the non-employee director serving as compensation committee chair, (iv) reimbursement of expenses for each meeting physically attended, and (v) a lead independent director retainer of $15,000 for the individual serving in that position.

Effective July 1, 2022, our non‑employee directors annually receive: (i) a retainer of $155,000, with a $55,000 cash component and a $100,000 equity component, payable 50% in the form of restricted stock unit awards (“RSU’s”) that vest on May 31 of the following year and 50% in the form of stock options that become exercisable on May 31 of the following year, (ii) an audit committee retainer of $9,000 in cash, with an additional $11,000 for the non‑employee director serving as audit committee chair, (iii) a compensation committee retainer of $6,000 in cash, with an additional $9,000 for the non-employee director serving as compensation committee chair, (iv) reimbursement of expenses for each meeting physically attended, and (v) a lead independent director retainer of $25,000 for the individual serving in that position.

There was no additional compensation paid for services to the nominating committee in fiscal year 2022.

Under our stock ownership guidelines, the Board has established a goal that, within five years after joining the Board, each non‑employee Board member beneficially own shares of our stock valued at three times his or her annual base cash retainer fee.

The table below summarizes the compensation paid to each of our non-employee directors. For a summary of the compensation earned by Mr. Bailly, our President, Chief Executive Officer and Chairman of the Board of Directors, see the “Executive Compensation” section above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Total ($)
Marc Kozin	$60,500	$50,000	$50,000	$160,500
Thomas Oberdorf	$59,000	$50,000	$50,000	$159,000
Robert W. Pierce, Jr. (4)	$27,000	—	—	$27,000
Lucia Luce Quinn (4)	$30,000	—	—	$30,000
Daniel C. Croteau	$76,000	$50,000	$50,000	$176,000
Cynthia L. Feldmann	$70,000	$50,000	$50,000	$170,000
Joseph John Hassett	$30,500	$50,000	$50,000	$130,500
Symeria Hudson	$32,000	$50,000	$50,000	$132,000

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(1)         On June 8, 2022 we granted to each continuing non‑employee director who served on the Board at that date, free of any restrictions, 647 RSU’s with a value equal to approximately $50,000, calculated using the $77.28 closing price of the Common Stock on the date of grant. Amounts reflected in the table represent the grant date fair value of the stock computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation.

(2)         On June 8, 2022 we granted to each continuing non‑employee director who served on the Board at that date, 1,646 non‑qualified stock options to acquire Common Stock. Each option is exercisable in its entirety on May 31, 2023 and has a ten‑year life with an exercise price of $77.28, the closing price of our Common Stock on the date of grant. Amounts reflected in the table represent the grant date fair value of the stock options computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation.

(3)         Messrs. Kozin, Oberdorf, Pierce, Croteau and Hassett and Mses. Quinn, Feldmann and Hudson had outstanding Option Awards at December 31, 2022 of 8,670, 21,550, 18,677, 16,632, 1,646, 10,804, 12,450 and 1,646, respectively.

(4)          Mr. Pierce and Ms. Quinn did not stand for re-election at the 2022 Annual Meeting of Stockholders and, as a result, their compensation for 2022 shown above represents compensation for a partial year of service.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy for Review and Approval of Related Party Transactions

The Company’s Audit Committee reviews and approves all related-party transactions involving executive officers and directors. The Company has a written policy governing the review of related party transactions, which are defined as those transactions or series of similar transactions where (i) the aggregate amount involved exceeds $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party has or will have a direct or indirect material interest in the transaction (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). Any transactions directly or indirectly involving any related party is subject to the review and approval process described in the policy.

Related Party Transactions

R. Jeffrey Bailly. In fiscal 2022, we paid Mr. Bailly’s brother compensation in the aggregate amount of approximately $188,630, which primarily consisted of salary and of benefits available to all employees, for services rendered to us in his capacity as Director, Corporate Estimating.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This advisory vote on executive compensation is provided as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. We are seeking the approval by our stockholders of a non‑binding advisory resolution to approve the compensation of our named executive officers, as disclosed in this proxy statement under the section titled “Executive Officer and Director Compensation” and “Executive Compensation.” While this stockholders’ vote on executive compensation is only an advisory vote that is not binding on us or our Board of Directors, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully above under “Executive Officer and Director Compensation,” the primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long‑term success. We believe this requires a competitive compensation structure as compared to companies of a similar size in the same or similar industries. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of our specified performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to profitability targets. We also include performance‑based restricted stock awards with a time‑based vesting component as a significant element of prospective executive compensation so that the value of a portion of an executive’s compensation is dependent upon both company‑wide performance measures and continued employment.

We urge stockholders to read the Executive Officer and Director Compensation, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and the related compensation tables and narrative above which provide detailed information on the compensation of our named executive officers.

In light of the above, the Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Executive Officer and Director Compensation are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our success. To that end, we will ask our stockholders to vote “FOR” the following resolution at the Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Executive Officer and Director Compensation section, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby APPROVED.

Principal Effects of Approval or Non‑Approval of the Proposal

The approval of the compensation of the named executive officers, commonly known as a “say‑on‑pay” resolution, is non‑binding on the Board of Directors. As stated above, although the vote is non‑binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

It is our current intention to provide stockholders with an opportunity to approve, on a non‑binding advisory basis, the compensation of the named executive officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2024 annual meeting of stockholders.

Vote Required

The non‑binding approval of the compensation of the named executive officers by the stockholders requires the approval of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Meeting. Abstentions and broker non‑votes will not be treated as votes cast for this purpose and will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL NO. 3

AMENDED AND RESTATED CHARTER

We are asking our stockholders to consider and vote upon a proposal to amend and restate the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) by adopting the Amended and Restated Certificate of Incorporation in the form attached hereto as Annex A (the “Amended and Restated Charter”) to (i) add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law, (ii) remove all references to Series A Junior Participating Preferred Stock and (iii) to make clarifying technical amendments to certain definitions.

Officer Exculpation

The State of Delaware, which is the Company’s state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain of their officers in limited circumstances. In light of this update, we are proposing to amend and restate the Certificate of Incorporation to, among other things, add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and the proposed Amended and Restated Charter  would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.

The Board of Directors believes that there is a need for officers to remain free of the risk of financial ruin as a result of an unintentional misstep. Further, the Board of Directors noted that the amendments to the Certificate of Incorporation would not negatively impact stockholder rights. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Board of Directors believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers, the Board of Directors recommended to amend and restate the Certificate of Incorporation to provide such exculpation to the extent permitted by Delaware law.

Removal of Series A Junior Participating Preferred Stock

On March 20, 2009, the Company amended its then current Certificate of Incorporation by filing an Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock which, among other things, created a class of 20,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Junior Participating Preferred Stock”). The shares of Series A Junior Participating Preferred Stock were designated and issuable in connection with the Company’s former stockholder rights plan. The Company’s stockholder rights plan expired on March 19, 2019 and no rights issued under that plan were exercised. As a result, the Board concluded it is no longer necessary to have any shares of Series A Junior Participating Preferred Stock designated under the Certificate of Incorporation. The Board of Directors’ powers to issue and designate future series or classes of preferred stock remain unchanged in the Amended and Restated Charter.

Other Technical Amendments

Finally, the Amended and Restated Charter changed the definition of the Merger Date to insert November 15, 1993 rather than a formulaic date, making it easier to determine at a glance the meaning of Merger Date. This simplified Merger Date definition also enabled some clarifying changes to the term Related Person in the Amended and Restated Charter.

In light of the foregoing, the Board of Directors determined that it is advisable and in the best interests of the Company and our stockholders to amend and restate the Certificate of Incorporation as described herein.

The general description of the proposed Amended and Restated Charteris qualified in its entirety by reference to the Amended and Restated Charter, which is attached hereto as Annex A.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that the Amended and Restated Charter in the form attached hereto as Annex A is hereby approved.”

If the proposed is approved by our stockholders, it would become effective immediately upon the filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware, which we would expect to file promptly after the Annual Meeting.

If the proposed Amended and Restated Charter is not approved by our stockholders, our Certificate of Incorporation would remain unchanged.

The text of the Amended and Restated Charter is subject to modification to include such changes as may be required by the Delaware Secretary of State to effectuate the amendments described above. In accordance with the Delaware General Corporation Law, the Board of Directors may elect to abandon the proposed Amended and Restated Charter without further action by our stockholders at any time prior to the effectiveness of the filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the proposed Amended and Restated Charter at the Annual Meeting.

Vote Required

The approval of the Amended and Restated Charter by the stockholders requires the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote on this proposal. Abstentions and broker non-votes are treated as votes against this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the year ending December 31, 2023, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the Audit Committee Charter, require the Audit Committee to engage, retain, and supervise our independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Grant Thornton for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Grant Thornton, the Audit Committee will review our relationship with Grant Thornton and take such action as it deems appropriate, which may include continuing to retain Grant Thornton as our independent registered public accounting firm.

Vote Required

The affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Meeting is required to ratify the appointment of Grant Thornton. Abstentions will not be treated as votes cast for this purpose and will not affect the outcome of the vote. Please see Voting Procedure section below, with respect to broker non‑votes on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON.

Independent Registered Public Accounting Firm

The Audit Committee has appointed Grant Thornton LLP to be our independent registered public accounting firm and to audit our consolidated financial statements for the year ending December 31, 2023. We are advised that no member of Grant Thornton has any direct financial interest or material indirect financial interest in us or has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee since such date. Grant Thornton also served as our independent registered public accounting firm during 2022 and 2021.

A representative of Grant Thornton is expected to be present at the Meeting and will be given the opportunity to make a statement if so desired. The representative will be available to respond to appropriate questions.

Audit Fees. We incurred an aggregate of approximately $1,218,000 in fees for audit services from Grant Thornton in the fiscal year ended December 31, 2022 and an aggregate of approximately $567,225 in fees for audit services from Grant Thornton in the fiscal year ended December 31, 2021. Audit fees include fees and expenses for professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, reviews of the financial statements included in each of our Quarterly Reports on Form 10‑Q during those years and fees for services related to our registration statements, consents and assistance with and review of documents filed with the SEC.

Audit‑Related Fees. We incurred no audit‑related fees in the fiscal years ended December 31, 2022 and 2021 from Grant Thornton.

Tax Fees. We incurred an aggregate of approximately $182,470 in tax fees from Grant Thornton for tax planning and compliance in the fiscal year ended December 31, 2022 and $106,000 in tax fees from Grant Thornton for the fiscal year ended December 31, 2021.

All Other Fees. We incurred an aggregate of $87,310 in other fees from Grant Thornton in the fiscal year ended December 31, 2022 and no other fees in the fiscal year ended December 31, 221 from Grant Thornton.

The Audit Committee has considered whether the provision of non‑audit services by Grant Thornton is compatible with maintaining Grant Thornton’s independence, and believes that the provision of such services is compatible.

Audit Committee Policy on Pre‑Approval of Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre‑approve all audit and permissible non‑audit services provided by Grant Thornton. These services may include audit services, audit‑related services, tax services and other services. All of the services described under Audit Fees and Tax Fees in the immediately preceding section were approved by the Audit Committee.

OTHER MATTERS

Voting Procedures

The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections we appoint. An automated system tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

A quorum, consisting of a majority of shares of all stock issued, outstanding and entitled to vote at the Meeting, will be required to be present in person or by proxy for consideration of the proposals at the Meeting. However, if a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Meeting, whether or not a quorum is present. Votes withheld, abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are disregarded for purposes of determining whether any of the proposals other than the amendment and restatement of the Company’s Certificate of Incorporation (Proposal No. 3) have been approved.

Banks, brokers, or other holders of record may vote shares held for a customer in street name on matters that are considered to be “routine” even if they have not received instructions from their customer. A broker “non-vote” occurs when a bank, broker, or other holder of record has not received voting instructions from a customer and cannot vote the customer’s shares because the matter is not considered routine.

One of the proposals before the Meeting is deemed a “routine” matter, namely the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for fiscal 2023 (Proposal No. 4), which means that, if your shares are held in street name, your bank, broker, or other nominee can vote your shares on that proposal if you do not provide timely instructions for voting your shares. The election of directors (Proposal No. 1), the non-binding advisory vote to approve executive compensation (Proposal No. 2) and the proposed amendment and restatement of the Company’s Certificate of Incorporation  (Proposal No. 3) are not considered “routine” matters. As a result, if you do not instruct your bank, broker or nominee how to vote with respect to those matters, your bank, broker or nominee may not vote on those proposals and a broker “non-vote” will occur.  Therefore, we urge you to give voting instructions to your bank, broker or nominee on all FOUR voting items.

The persons named as the proxies, R. Jeffrey Bailly, Christopher P. Litterio and Ronald J. Lataille, were selected by the Board of Directors. We do not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes us to vote, or otherwise act in accordance with the best judgment and discretion of the persons named as proxies.

Other Proposed Action

The Board of Directors knows of no matters that may come before the Meeting other than those discussed above. However, if any other matters should properly be presented to the Meeting, the persons named as proxies shall have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment and applicable laws and regulations.

Stockholder Communications

Stockholders may contact our Board of Directors by writing to them c/o Investor Relations, UFP Technologies, Inc., 100 Hale Street, Newburyport, Massachusetts 01950‑3504. In general, any stockholder communication directed to the Board or a committee thereof will be delivered to the Board or the appropriate committee. However, we reserve the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

Stockholder Proposals and Nominations for Director

We must receive stockholder proposals for inclusion in our proxy materials for the 2024 Annual Meeting of Stockholders pursuant to Rule 14a‑8 of the Securities Exchange Act of 1934 no later than January 2, 2024. These proposals must also meet the other requirements of the rules of the SEC and our Bylaws.

Our Bylaws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at our 2024 Annual Meeting of Stockholders without inclusion in our proxy statement for that meeting. Written notice of such stockholder proposals and director nominations for our 2024 Annual Meeting of Stockholders must be received by our Board of Directors, c/o Secretary, UFP Technologies, Inc., 100 Hale Street, Newburyport, Massachusetts 01950‑3504, not later than March 8, 2024 and must not have been received earlier than February 7, 2024 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for stockholder action. If a stockholder who wishes to nominate a director or make a proposal fails to notify us within this time frame, the proposal will not be addressed at our 2024 Annual Meeting of Stockholders. If a stockholder makes a timely notification, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal under circumstances consistent with the proxy rules of the SEC. In addition to satisfying the advance notice procedure in our Bylaws with respect to director nominations, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2024 Annual Meeting of Stockholders must provide notice that sets forth the information set forth in Rule 14a-19 under the Exchange Act of 1934, either postmarked or transmitted electronically to the Company no later than April 8, 2024.

Pursuant to our Bylaws, the notice must set forth: (a) for each nominee (i) information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) written consent to be named in any proxy statement and any associated proxy card and serve as director if so elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of any proposed business including (i) the text of such proposal and any accompanying resolutions, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest held by the proposing stockholder or any beneficial owner on whose behalf the proposal is made; and (c) proposing stockholder and/or beneficial owner information including, (i) name and address, (ii) the class and number of shares of capital stock held, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal with any of their affiliates or associates, and any others acting in concert with the foregoing, (iv) a description of any agreement, arrangement or understanding with respect to shares of our stock entered into by the date of such notice for the purposes of loss mitigation, risk management or derivation of benefit from share price changes and/or redistribution of voting power, (v) a representation that such stockholder is the holder of record, is entitled to vote, and intends to appear in person or by proxy and propose such business or nomination, (vi) a representation of intention to either deliver proxy statements to holders of the necessary percentage of shares or to solicit proxies in support of the proposal, and (vii) any other information relating to such stockholder and/or beneficial owner required to be disclosed in filings made in connection with solicitation of proxies pursuant to the Securities Exchange Act of 1934. The stockholder can alternatively satisfy the notice requirement by submitting proposals in compliance with SEC requirements and inclusion of such proposal within a proxy statement we prepare. Compliance with our Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business to the annual meeting (other than matters properly brought in compliance with the rules of the Securities Exchange Act of 1934).

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

Once you have received notice from your broker or us that each of us will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to UFP Technologies, Inc., Attention: Investor Relation, 100 Hale Street, Newburyport, Massachusetts 01950 3504, or call us at (978) 352-2200.

Incorporation By Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the section of the Proxy Statement entitled “Report of the Audit Committee” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10‑K

Copies of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2022 as filed with the Securities and Exchange Commission, this Proxy Statement and the Proxy Card are available to stockholders without charge at our website, www.ufpt.com/investors/filings.html, and upon written request addressed to Investor Relations, UFP Technologies, Inc. at 100 Hale Street, Newburyport, Massachusetts 01950‑3504.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

ANNEX A

FORM

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UFP TECHNOLOGIES, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

UFP Technologies, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.    That the name of this corporation is UFP Technologies, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on October 15, 1993; and

2.    That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST:           The name of the corporation (hereinafter called the “Corporation”) is UFP Technologies, Inc.

SECOND:      The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of Newcastle, Delaware 19808; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:          The nature of the business and the purposes to be conducted and promoted by the Corporation, shall be (a) to engage in the manufacture, sale, research and development of packaging and specialty products and (b) any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

(a)          The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 20,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”).

(b)          The Preferred Stock may be issued and designated by the Board of Directors, in one or more classes or series and with such rights, powers, preferences and terms and at such times and for such consideration as the Board of Directors shall determine, without further stockholder action. With respect to each class or series of Preferred Stock, prior to issuance, the Board of Directors by resolution shall designate that class or series to distinguish it from other classes and series of stock of the Corporation, shall specify the number of shares to be included in the class or series, and shall fix the rights, powers, preferences and terms of the shares of the class or series, including, but without limitation: (i) the dividend rate, which may be fixed or variable, its preference as to any other class or series of capital stock, and whether dividends will be cumulative or noncumulative; (ii) whether the shares are to be redeemable and, if so, at what times and prices (which price or prices may, but need not, vary according to the time or circumstances of such redemption) and on what other terms and conditions; (iii) the terms and amount of any sinking fund provided for the purchase or redemption of the shares; (iv) whether the shares shall be convertible or exchangeable and, if so, the times, prices, rates, adjustments and other terms of such conversion or exchange; (v) the voting rights, if any, applicable to the shares in addition to those prescribed by law; (vi) the restrictions and conditions, if any, on the issue or reissue of any additional shares of such class or series or of any other class or series of Preferred Stock ranking on a parity with or prior to the shares of such class or series; (vii) whether, and the extent to which, any of the rights, powers, preferences and terms of any such class or series may be made dependent upon facts ascertainable outside of the Certificate of Incorporation or outside the resolution or resolutions providing for the issuance of such class or series by the Board of Directors, provided that the manner in which such facts shall operate is clearly set forth in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors; and (viii) the rights of the holders of such shares upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

FIFTH:           [Intentionally omitted]

SIXTH:          The Corporation shall have perpetual existence.

SEVENTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH:       For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class there‐of, as the case may be, it is further provided that:

(a)          The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

(b)          The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. No election of Directors need be by written ballot.

(c)          The Directors shall be elected for an annual term until the next succeeding annual meeting of stockholders and until such successors are duly elected and qualified.

(d)          In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

(e)          Notwithstanding any other provision of law, all action required to be taken by the stockholders of the Corporation shall be taken at a meeting duly called and held in accordance with law and with the Certificate of Incorporation and the By-laws, and not by written consent

NINTH:

(a)          The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b)          No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this paragraph (b) of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

(c)          No officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such officer as an officer. Notwithstanding the foregoing sentence, an officer shall be liable to the extent provided by applicable law (i) for breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, (iv) in any action by or in the right of the Corporation. No amendment to or repeal of this paragraph (c) of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any officer of the Corporation for or with respect to any acts or omissions of such officer occurring prior to such amendment.

TENTH: From time to time, subject to the provisions of this Certificate of Incorporation (including without limitation the provisions of paragraph (d) of Article Eleventh and of Article Twelfth), any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Tenth.

ELEVENTH:

(a)          Any direct or indirect purchase or other acquisition in one or more transactions by the Corporation or any Subsidiary of any of the outstanding Voting Stock of any class from any one or more individuals or entities known by the Corporation to be a Related Person, who has beneficially owned such security or right for less than two years prior to the date of such purchase, at a price in excess of the Fair Market Value shall, except as hereinafter provided, require the affirmative vote of the holders of at least two-thirds of the shares of Voting Stock, voting as a single class, excluding any votes cast with respect to shares of Voting Stock beneficially owned by such Related Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of (i) a tender or exchange offer by the Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Exchange Act and the rules and regulations thereunder, or any successor rule or regulation or (ii) pursuant to an open-market purchase program conducted in accordance with the requirements of Rule 10b-18 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act or any successor rule or regulation.

(b)          A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Eleventh including, without limitation, (i) whether a person is a Related Person, (ii) the number of shares of Voting Stock beneficially owned by any person and (iii) whether a price is in excess of Fair Market Value.

(c)          Nothing contained in this Article Eleventh shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

(d)          Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article Eleventh.

TWELFTH: Except as otherwise provided in this Certificate of Incorporation, the By-laws, any designation of terms pursuant to Section 151 of the General Corporation Law of the State of Delaware, any vote required by stockholders pursuant to said General Corporation Law, other than the election of directors (which shall not be affected by this provision), shall be effective if recommended by a majority of the Continuing Directors and the vote of a majority of each class of stock outstanding and entitled to vote thereon; and if not recommended by a majority of the Continuing Directors, then by the vote of 80% of each class of stock outstanding and entitled to vote thereon.

THIRTEENTH:

Definitions

The following definitions shall apply for the purpose of Articles Eleventh and Twelfth only:

(a) “Affiliate” shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

(b) “Associate” shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

(c) “Continuing Director” shall mean any member of the Board of Directors who is not an Affiliate of any Related Person and who was a member of the Board of Directors prior to the time that any such Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with any Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors. Notwithstanding the above, a majority of the then existing Continuing Directors can deem a new director to be a Continuing Director, even though such person is Affiliated with a Related Person.

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, from time to time.

(e) “Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(g) “Merger Date” shall mean November 15, 1993.

(h) “Person” shall mean any individual, firm, corporation or other entity.

(i) “Related Person” shall mean any Person (other than the Corporation, any Subsidiary or any individual who was a stockholder of the Corporation on the Merger Date) which, together with its Affiliates and Associates and with any other Person (other than the Corporation, any Subsidiary or any individual who was a stockholder of the Corporation on the Merger Date) with which it or they have entered into, after the Merger Date, any agreement, arrangement or understanding with respect to acquiring, holding or disposing of Voting Stock, acquires beneficial ownership (as defined in Rule 13d-3 of the Exchange Act, except that such term shall include any Voting Stock which such person has the right to acquire, whether or not such right may be exercised within 60 days), directly or indirectly of more than 5% of the voting power of the outstanding Voting Stock after the Merger Date.

(j) “Subsidiary” shall mean any corporation in which a majority of the capital stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

(k) “Voting Stock” shall mean all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.

3.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.    That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this ___th day of June, 2023.

UFP TECHNOLOGIES, INC. By ___________________________________ R. Jeffrey Bailly, Chairman and Chief Executive Officer

UFP TECHNOLOGIES™

SCAN TO VIEW MATERIALS & VOTE

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The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors:

Nominees

01) R. Jeffrey Bailly
02) Thomas Oberdorf
03) Marc Kozin
04) Daniel C. Croteau
05) Cynthia L. Feldmann
06) Joseph John Hassett
07) Symeria Hudson

NOTE: In their discretion, the proxy holders are authorized to vote on all such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000608873_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

UFP TECHNOLOGIES, INC.
Annual Meeting of Stockholders
June 7, 2023, 10:00 AM EDT

The undersigned hereby appoints R. Jeffrey Bailly, Ronald J. Lataille and Christopher P. Litterio, and each of them, acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the 2023 Annual Meeting of Stockholders of UFP Technologies, Inc. to be held virtually via live audio webcast at www.virtualshareholdermeeting.com/UFPT2023, on Wednesday, June 7, 2023 at 10:00 a.m. EDT, and at any adjournment or adjournments thereof, with all powers that the undersigned would possess if personally present, and to vote all shares of Common Stock that the undersigned may be entitled to vote at said meeting. All previous proxies are hereby revoked.

This Proxy is solicited on behalf of the Board of Directors. It will be voted as directed by the undersigned and if no direction is indicated, it will be voted "FOR" all director nominees, "FOR" proposals 2, 3 and 4, and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting.

0000608873_2 R1.0.0.6

Continued and to be signed on reverse side